Exhibit 2.1
ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement is entered into on September 29, 2016 (the “Execution Date”) by and among Active Power, Inc., a Delaware corporation (the “Seller”), Piller USA, Inc., a Delaware corporation (the “Buyer”), and Langley Holdings plc, a United Kingdom public limited company (“Parent”). Capitalized terms used and not otherwise defined in this Agreement have the meaning given them in part 7.
Recitals:
The Seller is engaged in the business of designing, manufacturing, selling, and servicing flywheel-based uninterruptible power supply products and modular infrastructure solutions (the “Business”). The Buyer is a wholly owned subsidiary of Parent. The Seller desires to sell and assign to the Buyer, and the Buyer desires to purchase and assume from the Seller, substantially all of the assets and liabilities related to the Business, on and subject to the terms and conditions of this Agreement.
The parties agree as follows:

1. Basic Transaction.
1.1    Purchase and Sale of Assets. The Seller agrees to sell, transfer, convey, and deliver to the Buyer, and the Buyer agrees to purchase from the Seller, subject to the terms and conditions set forth herein, all of the Acquired Assets at the Closing for the consideration specified in paragraphs 1.2 and 1.3. The Seller shall retain, and the Buyer shall not acquire any rights with respect to, the Retained Assets. The Excess Cash to be included in the Retained Assets as of the Closing shall be calculated pursuant to the Preliminary Balance Sheet, and will be subject to adjustment in accordance with paragraph 1.6.
1.2    Assumption of Liabilities. Pursuant and subject to the terms and conditions set forth herein, the Buyer agrees (i) to assume and become responsible from and after the Closing for all of the Assumed Liabilities, and (ii) that at the Closing the Buyer shall pay off the SVB Loans in full, as set forth in a payoff letter from SVB to be provided by the Seller at least three days prior to the Closing. The parties agree that the amount of such payments to SVB will be included in Assumed Liabilities for purposes of the preparation of the Closing Balance Sheet. The Buyer is not assuming and shall not assume any of the Seller’s liabilities, contingent or otherwise, whether now threatened or pending, other than the Assumed Liabilities. The Seller shall retain, and the Buyer shall not assume or have any responsibility with respect to, the Retained Liabilities.
1.3    Purchase Price. In addition to assuming the Assumed Liabilities, the Buyer agrees to pay to the Seller at the Closing $1.00 (together with the Assumed Liabilities, the “Purchase Price”), by delivery of $1.00 in cash payable by check or wire transfer of immediately available funds.

1.4.    The Closing. The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place at the offices of DuBois Bryant and Campbell, LLP, 303 Colorado, Suite 2300, Austin, Texas, commencing at 10:00 a.m., Austin, Texas time, on the earlier to occur of (i) the second Business Day after the satisfaction or (to the extent permitted by applicable law) the waiver of the conditions set forth in part 5 (other than those conditions that by their terms are to be satisfied at the Closing), or (ii) at such other place time or date as agreed to by the parties hereto.
1.5    Deliveries at the Closing.
(a)    At the Closing, the Seller shall execute and deliver to the Buyer (i) a Preliminary Balance Sheet Certificate in substantially the form of Exhibit 1.5(a)(i), which shall include the Preliminary Balance Sheet and a statement setting forth the Net Assets as reflected on the Preliminary Balance Sheet (the “Preliminary Balance Sheet Certificate”), (ii) the Bill of Sale, Assignment and Assumption Agreement in substantially the form of Exhibit 1.5(a)(ii) (the “Bill of Sale”), (iii) an Assignment, Assumption and Consent Agreement in substantially the form of Exhibit 1.5(a)(iii) with respect to each third party consent required to transfer the Acquired Assets to the Buyer (the “Third Party Consents”), (iv) the Intellectual Property Assignment Agreement in substantially the form of Exhibit 1.5(a)(iv) (the “IP Assignment Agreement”), (v) the Stock Powers in substantially the form of Exhibit 1.5(a)(v); and the Seller Closing Certificate and the other certificates, instruments and documents specified in paragraph 5.1.
(b)    At the Closing, the Buyer shall execute and deliver to the Seller (i) the Bill of Sale, (ii) the Third Party Consents, (iii) the IP Assignment Agreement; and the Buyer Closing Certificate and the other certificates, instruments and documents specified in paragraph 5.2.
1.6    Post-Closing Adjustment.
(a)    As promptly as practicable (and in any event within 30 days) after the Closing, the Buyer shall prepare the Closing Balance Sheet. Upon the completion of the Closing Balance Sheet, the Buyer shall execute and deliver to the Seller a Closing Balance Sheet Certificate in substantially the form of the Preliminary Balance Sheet Certificate, which shall include the Closing Balance Sheet and a statement setting forth the Net Assets as reflected on the Closing Balance Sheet (the “Closing Balance Sheet Certificate”).
(b)    If the Closing Balance Sheet results in a reduction in the amount of Net Assets delivered at Closing (the “Deficiency Amount”), the Seller shall promptly pay the Deficiency Amount to the Buyer, provided that in no event shall the Seller be obligated to pay any Deficiency Amount in excess of the amount of Excess Cash retained by the Seller at the Closing.
(c)    In the event that the Seller disputes the calculation of the Net Assets as reflected on the Closing Balance Sheet Certificate, it shall notify the Buyer in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute within 30 days after delivery of the Closing Balance Sheet by the Buyer. In the event of a dispute, the Buyer and the Seller will first use their best efforts to resolve such dispute among themselves. If they are unable to resolve such dispute within 20 days after delivery of the Dispute Notice, the dispute will be submitted to an independent public accounting firm mutually acceptable to the Buyer and the Seller, who will review the nature of the dispute; provided that if Buyer and Seller are unable to agree upon the accounting firm, the accounting firm to resolve the dispute shall be the Austin office of Ernst & Young LLP or another accounting firm mutually agreeable to the parties (the “Independent Accounting Firm”). The Independent Accounting Firm shall submit in writing to the Seller and the Buyer within 30 days after being notified of its selection a ruling on all matters in dispute. The determination of the Independent Accounting Firm as to the resolution of any dispute will be binding and conclusive upon all of the parties hereto and will not be subject to collateral attack. All determinations pursuant to this paragraph 1.6 must be in writing and must be delivered to each of the Buyer and the Seller. The fees and disbursements of the Independent Accounting Firm will be borne equally by Seller and Buyer. The Buyer and the Seller each agree to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter.
1.7    Purchase Price Allocation. Within 30 days after the Closing Date, the Buyer shall deliver a schedule allocating the Purchase Price (including the Assumed Liabilities) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless the Seller notifies the Buyer in writing that Buyer objects to one or more items reflected in the Allocation Schedule within ten days after delivery of the Allocation Schedule to Seller. In the event of any such objection, the Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided that if the Seller and the Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 20 days after the delivery of the Allocation Schedule to the Seller, such dispute shall be resolved by the Independent Accounting Firm in accordance with the provisions of paragraph 1.6. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

2. Representations and Warranties of the Seller.
The Seller represents and warrants to the Buyer that the statements contained in this part 2 are correct and complete as of the Execution Date and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Execution Date throughout this part 2), except as set forth in the disclosure schedule attached to this Agreement (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered paragraphs contained in this part 2.
2.1    Organization: Subsidiaries. Each of the Seller and the Subsidiaries is a corporation or legal entity duly organized or formed, validly existing, and (to the extent applicable) in good standing under the laws of its jurisdiction of incorporation, organization or formation and is duly qualified or licensed as a foreign entity to conduct its business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not constitute, individually or in the aggregate, a Material Adverse Effect.

2.2    Authorization of Transaction.

(a)    The Seller has all necessary corporate power and authority to execute and deliver this Agreement and each of the other agreements and other documents contemplated in this Agreement to which it is bound (the “Other Seller Documents”), and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and the Other Seller Documents, subject to obtaining, at the Stockholders’ Meeting (as defined below), the affirmative vote (in person or by proxy) of the holders of at least a majority of the outstanding shares of the Seller’s common stock entitled to vote thereon at the Stockholders’ Meeting in favor of the approval of this Agreement and the transactions contemplated hereby (the “Requisite Stockholder Approval”).  The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Seller are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the receipt of the Requisite Stockholder Approval).  This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Buyer, this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)    The board of directors of the Seller, by resolutions adopted at a meeting duly called and held, has, subject to the terms and conditions of this Agreement, (i) determined that this Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of the Seller, (ii) approved and adopted this Agreement, (iii) approved the transactions contemplated by this Agreement and (iv) resolved to recommend that the stockholders of the Seller approve this Agreement (the “Seller Board Recommendation”) and directed that such matter be submitted for the consideration of the stockholders of the Seller at the Stockholders’ Meeting.
2.3    Noncontravention. Neither the execution and the delivery of this Agreement or of any of the Other Seller Documents, nor the consummation of the transactions contemplated in this Agreement or any of the Other Seller Documents, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the certificate of incorporation or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of their respective assets is subject (or result in the imposition of any Security Interest upon any of their respective assets). The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person, including, without limitation, any government or governmental agency, in order for the parties to consummate the transactions contemplated in this Agreement or any of the Other Seller Documents, except for (i) the Requisite Stockholder Approval, (ii) the filing with the SEC of such reports under the Securities Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) any filings required under the rules of NASDAQ, and (vii) such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not constitute, individually or in the aggregate, a Material Adverse Effect.
2.4    Brokers’ Fees. Neither the Seller nor any of its Subsidiaries, agents or affiliates, is subject to or has any Liabilities to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated in this Agreement or any of the Other Seller Documents for which the Buyer could become liable or obligated.
2.5    Title to Assets. The Seller has good and marketable title to or a valid leasehold interest in all of the Acquired Assets, free and clear of any Security Interest and restriction on transfer, other than the Security Interest of SVB on substantially all of the Seller’s assets related to the SVB Loans. Immediately after the Closing, the Buyer will have good and marketable title to or a valid leasehold interest in all of the Acquired Assets, free and clear of any Security Interest and restriction on transfer. Promptly following the Execution Date, the Seller will deliver to the Buyer or its representative true, complete and correct copies of all leases to which the Seller is a party or by which it is affected of personal property and real property. All such leases are valid, subsisting and effective in accordance with their terms and, with respect to leases of real property, create valid leasehold interests therein; and there does not exist thereunder any default by the Seller or event or condition which, after notice or lapse of time or both, would constitute a default by the Seller thereunder. Each such lease under which the lessor is an officer, director or stockholder of the Seller, or an Affiliate of any such person, will be so identified to the Buyer in writing and is on terms not less favorable to the Seller than if made with an independent third party.
2.6    Subsidiaries. Section 2.6 of the Seller Disclosure Schedule sets forth a list of all the subsidiaries of the Seller (the “Subsidiaries”). As of the Execution Date, the Seller does not, directly or indirectly, own any capital stock or other equity interest in any Person other than the Subsidiaries.
2.7    Seller SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)    Since January 1, 2015, the Seller has filed with the SEC all forms, documents and reports required under the Securities Exchange Act or the Securities Act to be filed or furnished by the Seller with the SEC (the forms, documents, and reports filed with the SEC, including any amendments thereto since the date of their filing, the “Seller SEC Documents”).  As of their respective filing dates, or, if amended or restated after the date of filing, as of the date of the last such amendment or applicable subsequent filing, the Seller SEC Documents (i) complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Seller to the SEC solely for the purposes of complying with Regulation FD promulgated under the Securities Exchange Act.  The Seller has made available to

Parent and the Buyer copies of all comment letters received by the Seller from the SEC since January 1, 2015 and relating to the Seller SEC Documents, together with all written responses of the Seller thereto.  As of the Execution Date, to the Knowledge of the Seller, (i) there are no outstanding or unresolved comments in such comment letters received by the Seller from the SEC and (ii) none of the Seller SEC Documents is the subject of any ongoing review by the SEC.  None of the Seller’s Subsidiaries is, or since January 1, 2015 has been, required to file periodic reports with the SEC pursuant to the Securities Exchange Act.

(b)    The consolidated financial statements (including all related notes and schedules) of the Seller included in the Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Seller’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016 (the “Financial Statements”) fairly present in all material respects the consolidated financial position of the Seller and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations, consolidated cash flows and (except in the case of the Seller’s Quarterly Report filings with the SEC on Form 10-Q) changes in stockholders’ equity for the respective periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, for normal year-end audit adjustments and for any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)    Since January 1, 2015, (i) neither the Seller nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or any of its Subsidiaries or their respective internal accounting controls, and (ii) to the Knowledge of the Seller, no attorney representing the Seller or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Seller or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Seller’s board of directors or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002, as amended.
(d)    The Seller has no Liabilities (and there is no Basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of or in any notes to, the Seller’s balance sheet included in the Seller’s Quarterly Reports on Form 10-Q for the period ended June 30, 2016 (the “Pre-Closing Balance Sheet”) or the Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and (ii) Liabilities that have arisen after the date of the Pre-Closing Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
2.8    Events Subsequent to Pre-Closing Balance Sheet. Since the date of the Pre-Closing Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Seller and each of its

Subsidiaries has been conducted in the Ordinary Course of Business and there has not been or occurred:
(a)    any Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
(b)    any event, condition, action or effect that, if taken during the period from the date of this Agreement through Closing, would constitute a breach of paragraph 4.3.
2.9    Legal Compliance. Each of the Seller and its Subsidiaries and Affiliates has complied with all applicable laws (including associated rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges) of federal, state, local, and foreign governments (and all agencies of such governments), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. The Seller is not aware of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the Business and which could reasonably be expected to have a Material Adverse Effect.
2.11    Tax Matters.
(a)    The Seller has filed all Tax Returns that it was required to file on or before the date such Tax Returns were required to be filed. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests in or on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.
(b)    The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(c)    No director or officer (or employee responsible for Tax matters) of the Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the directors or officers (or employees responsible for Tax matters) of the Seller has Knowledge based upon personal contact with any agent of such authority.
(d)    The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)    The unpaid Taxes of the Seller (A) did not, as of the date of the Pre-Closing Balance Sheet, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face and/or in any notes to the Pre-Closing Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing their Tax Returns.
(f)    The Seller and the Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Tax, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.
2.12    No Other Agreements to Sell the Acquired Assets. Neither the Seller nor any of the Seller’s officers, directors, stockholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Acquired Assets (other than inventory in the ordinary course of business), to sell or effect a sale of a majority of the capital stock of the Seller or to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Seller.
2.13    Books and Records . The Seller has made and kept (and given the Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Seller. Promptly following the Execution Date, the Seller will deliver to the Buyer or its representative true and complete copies of the minute books of the Seller. Such minute books will accurately and adequately reflect all action previously taken by the stockholders, board of directors and committees of the board of directors of the Seller.
2.14    Bulk Sales. The Seller shall comply with all of the requirements of applicable bulk sales and bulk transfer laws.
2.15    Solvency. No insolvency proceedings of any nature, including without limitation, bankruptcy, receivership, reorganization, composition, arrangement with creditors, voluntary or involuntary, affecting the Seller are pending, and the Seller has not made an assignment for the benefit of creditors, nor has any person taken any action with a view to the institution of any insolvency proceedings.
2.16    Judgments. The Seller is not a party to or subject to any judgment, order or decree entered in any action or proceeding brought by any federal, state, municipal, foreign or other governmental department or agency or any other party against the Seller or any of its property.

2.17    Litigation. There are no claims, actions, suits demands or other proceedings or investigations, either administrative or judicial, pending or, to the Seller’s Knowledge, threatened against or adversely affecting the Seller or any of its property or the transactions contemplated hereby. The Seller is not charged with or, to the Seller’s Knowledge, threatened with a charge of violation, or under investigation with respect to a possible violation, of any provision of any federal, state, local or foreign law, statute, ordinance, administrative ruling, rule or regulation relating to any aspect of the Business.
2.18    Licenses and Rights. The Seller possess all franchises, licenses, permits and other authorizations from federal, state, local, foreign and other governmental or regulatory authorities that are necessary to permit it to operate or otherwise transact the Business at all locations and places where it has operated or otherwise transacted business or is presently operating or otherwise transacting business, and the Seller is not in violation of any of the same.
2.19    Contracts. Promptly following the Execution Date, the Seller will deliver to the Buyer or its representative a true and complete list of each current written contract to which it is a party involving sales in excess of $50,000. No breach of a material contract or any default (or event which with the passage of time or the giving of notice or both would become a default or breach of contract) exists in the performance of any obligation of the Seller under the terms of any such contract, commitment, agreement, indenture, mortgage, lien, instrument, plan, franchise, permit or license to which it is a party or by which it or any of its assets are bound, and the consummation of the transactions contemplated by this Agreement will not result in such a breach or default.
2.20    Intellectual Property. Paragraph 2.20 of the Seller Disclosure Schedule sets forth a true and correct list of all registered Intellectual Property of the Seller. During the five (5) year period preceding the Execution Date, the Seller has not been charged with infringement or violation of any patent, trademark, trade name or copyright held by others, or with any other kind of unfair competition. To the Seller’s Knowledge, there are no patent claims pending against the Seller on equipment or processes used in the Business. To the Seller’s Knowledge, the Seller is not using, or in any way making use of, any material patentable or unpatentable inventions or any material confidential information or trade secrets of any former employer of any present or past employee of the Seller, except pursuant to the written consent of such former employer.
2.21    Warranty Claims. Promptly following the Execution Date, the Seller will deliver to the Buyer or its representative a true and correct listing of each warranty claim against the Seller made during the past two (2) years as well as each warranty claim made more than two (2) years ago which remain outstanding against the Seller on the Effective Date, in each case involving in excess of $20,000. To the Seller’s Knowledge, the terms of all warranties given by the Seller, or by which it is bound, impose no greater obligations on the Seller’s part than are customary in the industry of which the Business is a part. No event or condition has occurred which could reasonably be expected to result in any increase, compared to the Seller’s experience during such period, in the number of warranty claims that may be made after the date hereof.
2.22    Environmental Matters. The Seller has all environmental permits or licenses necessary to conduct the Business as presently conducted. The Seller has not delivered any reports to any federal, state, local and foreign environmental agencies for the past two (2) years regarding environmental matters. The Seller has not has received any notice of environmental violations. The Seller has not conducted, or currently operates, surface impoundments, incinerators, landfills, tanks, waste piles or deep well injection systems for the treatment, storage or disposal of hazardous or solid wastes, and none has been conducted by others, on the Leased Premises. The Seller has not transported any hazardous wastes, or entered into a contract or agreement, or otherwise arranged, for the transportation of any such hazardous waste, for disposal or treatment at an off-site treatment, storage or disposal facility, except in compliance with applicable laws. There is no pending or, to the Seller’s Knowledge, threatened litigation by governmental agencies or citizens groups concerning any alleged violation of environmental laws or regulations by the Seller. There are no claims or, to the Seller’s Knowledge, potential claims resulting from any requirements, liabilities or claims, to remedy or cleanup, or resulting from the placement or discharge from the Seller’s facilities or on the Leased Premises prior to the Closing Date, of hazardous waste, solid wastes, wastewater or process water, whether required by a statute, order or regulation of a governmental agency or a private claim.
2.23    Employee Plans. Promptly following the Execution Date, the Seller will deliver to the Buyer or its representative a true and correct description of all Employee Plans maintained by the Seller or any ERISA Affiliate of the Seller. There are no actions, suits or claims directly or indirectly pending (other than routine claims for benefits) or, to the Knowledge of the Seller, threatened against the Employee Plans, the assets of the Employee Plans, any fiduciary of the Employee Plans, or the Seller. The Employee Plans, the fiduciaries and administrators of the Employee Plans, and all ERISA Affiliates have at all times complied with applicable requirements of ERISA and any other applicable law. No trust associated with the Employee Plans has earned any “unrelated business taxable income” (as such term is defined in Section 512 of the Internal Revenue Code and the regulations thereunder) or “unrelated debt financed income” (as such term is defined in Section 514 of the Internal Revenue Code and regulations thereunder). All contributions required to be made to and all other liability of the Seller under the Employee Plans for the periods covered by the Financial Statements shall have been set forth on the appropriate Financial Statement in accordance with generally accepted accounting principles.
2.24    Disclosure. No representations or warranties by the Seller contained in this Agreement or any document, instrument or certificate delivered by the Seller as a part of or pursuant to this Agreement, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.
2.25    No Sales or Transfer Tax Due. There are no sales, use, transfer or other similar taxes due as a result of or arising out of the transactions contemplated by this Agreement.
3. Representations and Warranties of Parent and the Buyer.
Parent and the Buyer, jointly and severally, represents and warrants to the Seller that the statements contained in this part 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Execution Date throughout this part 3).

3.1    Organization. Parent is a public limited company duly organized, validly existing, and in good standing under the laws of the United Kingdom. The Seller is a [corporation or legal entity duly organized or formed, validly existing, and (to the extent applicable) in good standing under the laws of its jurisdiction of incorporation, organization or formation].
3.2    Authorization of Transaction. Each of the Buyer and Parent has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement and each of the other agreements contemplated in this Agreement to which it is bound (the “Other Buyer Documents”). This Agreement and the Other Buyer Documents constitute the valid and legally binding obligations of the Buyer and Parent, as applicable, enforceable in accordance with their terms and conditions.
3.3    Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement or the Other Buyer Documents, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or Parent is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or Parent is a party or by which it is bound or to which any of its assets is subject. Neither the Buyer nor Parent is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated in this Agreement or the Buyer Documents.
3.4    Financial Capabilities. The Buyer is financially capable of carrying out its financial obligations under this Agreement, including, without limitation, the payment of the Purchase Price and the satisfaction of the Assumed Liabilities, and to conduct the Business after the Closing. Neither the Buyer nor Parent is insolvent. No insolvency proceedings of any nature, including without limitation, bankruptcy, receivership, reorganization, composition, arrangement with creditors, voluntary or involuntary, affecting the Buyer or Parent are pending, and neither the Buyer nor Parent has made an assignment for the benefit of creditors, nor, to its Knowledge, has any person taken any action with a view to the institution of any insolvency proceedings.
3.5    Brokers’ Fees. Neither the Buyer nor Parent has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated in this or the Other Buyer Documents for which the Seller could become liable or obligated.
4. Certain Covenants.
4.1    General. Each of the parties shall use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated in this Agreement, the Other Seller Documents and the Other Buyer Documents (including satisfaction, but not waiver, of the closing conditions set forth in part 5).

4.2    Notices and Consents. The Seller shall give any notices to third parties, and the Seller shall obtain any third party consents, that are required to effectively transfer the Acquired Assets to the Buyer or that the Buyer reasonably may request in connection with the matters referred to in paragraph 2.3. If a third party whose consent is required to effectively transfer any Acquired Asset to the Buyer does not consent to such transfer on or prior to the Closing, and if the Buyer waives the receipt of such consent as a condition to the Closing (which waiver shall be at Buyer’s sole discretion), the Seller shall obtain such consent as soon as practicable after the Closing and, until such consent is received, shall cooperate with the Buyer in order to provide the practicable benefits of such Acquired Asset to the Buyer from and after the Closing.
4.3    Operation of Business. Prior to the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the Ordinary Course of Business; (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business (c) not increase compensation, rate of compensation or commissions payable or to become payable to any of the Seller’s employees (including the Transferred Employees (as hereinafter defined)), consultants or agents, except in the Ordinary Course of Business or as required by applicable law; (d) not incur indebtedness or agree to incur any indebtedness other than trade payables incurred in the Ordinary Course of Business; or (e) not dispose of or agree to dispose of any assets other than in the Ordinary Course of Business.
4.4    Full Access. Prior to the Closing, the Seller shall permit representatives of the Buyer and Parent to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller to all premises, properties, personnel, Books and Records (including Tax records), contracts, and documents of or pertaining to the Seller, the Business or the Acquired Assets. For the applicable limitations period under applicable law after the Closing, the Buyer shall permit representatives of the Seller to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Business to all premises, properties, personnel, Books and Records (including Tax records), contracts, and documents of or pertaining to the conduct of the Business prior to the Closing or the Acquired Assets.
4.5    Notice of Developments. Each party shall give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties in parts 2 and 3, respectively. No disclosure by any party pursuant to this paragraph 4.5, however, shall be deemed to amend or supplement the Seller Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
4.6    Employees and Employee Plans. Prior to the Closing, the Buyer shall offer employment to all employees of the Seller, other than the Retained Employees (collectively, the “Transferred Employees”), upon the Closing. At the Closing, the Buyer shall assume and be responsible for all Employee Plans, including without limitation all accrued vacation, with respect to all of the Transferred Employees. The Seller will use its reasonable best efforts to assist the

Buyer, at the Buyer’s sole expense, in hiring the Transferred Employees, but may not take any action to induce any Transferred Employee to leave the employ of the Buyer after the Closing.
4.7    Use of Trade Name. At the Closing, the Seller shall take such action as reasonably may be necessary to discontinue the use of “Active Power” in its corporate name and to consent to the Buyer’s use of such name in each jurisdiction where the Seller currently conducts business and where it intends to conduct business.
4.8    Regarding Leased Premises. At the Closing, subject to the consent of the landlord, the Seller will assign to the Buyer, and the Buyer will assume from the Seller, the Seller’s lease for the Engineering Facility for the remaining term of such lease or the parties will enter into a sublease for the same on terms substantially similar to the prime lease. At the Closing the Buyer shall enter into a sublease of Headquarters Facility. The sublease of the Headquarters Facility will provide for a sublease by the Buyer of one third of the rentable space of the Headquarters Facility for the full remaining term of the prime lease and for a sublease of the balance of the rentable space for a term of twelve months, subject to early termination of the sublease of the balance of the rentable space if the Seller or the landlord finds another tenant willing and able to rent the space. The rent payable and other obligations of the Buyer thereunder shall be the same amount per square foot rented that is payable by the Seller under its prime lease of the Headquarters Facility.
4.9    Transitional Services. The Buyer will provide the Seller with appropriate transitional services reasonably requested by the Seller, including providing payroll, employee benefits and bookkeeping services, for six (6) months after the Closing and providing temporary office space for three (3) months after the Closing. After the Closing, the Buyer will promptly forward to the Seller all correspondence received by the Buyer related to any Retained Liabilities, and will provide the Seller with payroll, employee benefits and bookkeeping services reasonably requested by the Seller to address the related Retained Liabilities.
4.10    Proxy Statement; Stockholders’ Meeting.

(a)    Within ten (10) days following the date hereof, the Seller shall prepare and cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”).  The Proxy Statement shall include the Seller Board Recommendation with respect to this Agreement. The Seller shall promptly notify the Buyer and Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide the Buyer and Parent with copies of all correspondence between the Seller and its representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand.  Each of the parties hereto shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement.  The Seller shall use its reasonable best efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder.  Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Seller shall provide the

Buyer and Parent a reasonable opportunity to review and to propose comments on such document or response (which comments shall be provided promptly and be reasonably considered).

(b)    Each of the Buyer and Parent shall furnish to the Seller all information concerning the Buyer and Parent as may be reasonably requested by the Seller in connection with the Proxy Statement, including such information that is required by the Securities Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise assist and cooperate with the Seller in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC).  Each of the Buyer and Parent will, upon request of the Seller, confirm and/or supplement the information relating to the Buyer or Parent, as the case may be, supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, such information shall not, to the Knowledge of Buyer or Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)    The Seller shall, as promptly as practicable (and in any event within five (5) Business Days following the Proxy Statement Clearance Date), (x) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of this Agreement (including any adjournment or postponement thereof, the “Stockholders’ Meeting”) and (y) mail to the holders of the Seller’s common stock as of the record date established for the Stockholders’ Meeting (such date, the “Proxy Date”) a Proxy Statement.  The Seller shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that the Seller, in its reasonable judgment and following consultation with the Buyer and Parent, shall determine the length of any period for the solicitation of proxies from its stockholders and, furthermore, that the Seller may postpone, recess or adjourn the Stockholders’ Meeting: (i) with the consent of the Buyer, (ii) for the absence of a quorum, (iii) to solicit additional proxies for the purpose of obtaining the Requisite Stockholder Approval or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure that the Seller’s board of directors has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Seller’s stockholders prior to the Stockholders’ Meeting.  Notwithstanding anything to the contrary in this paragraph 4.10(c), in no event shall the Stockholders’ Meeting take place after December 15, 2016 without the Buyer’s express written consent.  Once the Seller has established a record date for the Stockholders’ Meeting, the Seller shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of the Buyer, unless required to do so by applicable law or the Seller’s bylaws.  Unless the Seller’s board of directors determined in good faith that the failure to change its recommendation would reasonably be expected to breach its duties under applicable law (“Change in Recommendation”), the Seller shall use its reasonable best efforts to solicit proxies in favor of the approval of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable laws and all rules of NASDAQ.

(d)    If at any time prior to the Closing Date any event or circumstance relating to the Seller, any of the Seller’s Subsidiaries, the Buyer or Parent, or their respective officers or directors, is discovered by the Seller or the Buyer, respectively, which, pursuant to the Securities Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other.  Each of the Buyer and the Seller agrees to correct any information provided by it for use in the Proxy Statement, which shall have become false or misleading.

4.11    Public Announcements. The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by the Buyer and the Seller.  The Buyer and Parent, on one hand, and the Seller, on the other hand, shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any other press release or other public announcements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement prior to such consultation, except as may be required by applicable law, court process or the rules and regulations of any national securities exchange or national securities quotation system.  Notwithstanding any other provision of this Agreement, (i) the Seller will no longer be required to consult with the Buyer or Parent in connection with any such press release or public announcement if the Seller’s board of directors has effected any Change in Recommendation or shall have resolved to do so and (ii) the requirements of this paragraph 4.11 shall not apply to any disclosure by the Seller, the Buyer or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement or the transactions contemplated by this Agreement.

5. Conditions to Obligation to Close.
5.1    Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
(i)        the Requisite Stockholder Approval shall have been obtained;
(ii)    the representations and warranties set forth in part 2 above shall be true and correct at and as of the Closing Date;
(iii)    the Seller shall have performed and complied with all of its covenants under the Agreement required to be performed through the Closing;
(iv)        the Seller shall have procured all of the third party consents referred to in paragraph 4.2;
(v)        no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator where an unfavorable injunction, judgment, order, decree, ruling, or charge would or could reasonably be expected to (A) prevent consummation of any of the transactions contemplated in this Agreement, (B) cause any of the transactions contemplated in this Agreement to be rescinded following consummation, and (C) affect adversely the right of the Buyer to own the Acquired Assets, or the Buyer’s ability to operate the Business after Closing (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
(vi)    the Seller shall have delivered to the Buyer a certificate in substantially the form of Exhibit 5.1(vi) (“Seller Closing Certificate”), stating that each of the conditions specified in items (i) through (v) above has been satisfied in all respects;
(vii)    the Seller and the Buyer shall have received all other authorizations, consents, and approvals necessary to consummate the transactions contemplated in this Agreement, including, without limitation, those of governments and governmental agencies and any other Persons referred to in paragraphs 2.3 and 3.3;
(viii)    the Buyer shall have received the other deliveries specified in paragraph 1.6(a); and
(ix)        all actions to be taken by the Seller in connection with consummation of the transactions contemplated in this Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated in this Agreement shall be satisfactory in form and substance to the Buyer.
The Buyer may waive any condition specified in this paragraph 5.1 if they execute and deliver a written notice to such effect to the Seller at or prior to the Closing.
5.2    Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:
(i)        the Requisite Stockholder Approval shall have been obtained;
(ii)    the representations and warranties set forth in part 4 shall be true and correct at and as of the Closing Date;
(iii)    the Buyer and Parent shall have each performed and complied with all of its covenants under the Agreement required to be performed through the Closing, including the repayment of the SVB Loans;
(iv)    no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator where an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated in this Agreement or (B) cause any of the transactions contemplated in this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)    the Buyer shall have delivered to the Seller a certificate in substantially the form of Exhibit 5.2(v) (“Buyer Closing Certificate”), stating that each of the conditions specified in items (ii) through (iv) of paragraph 5.2 is satisfied in all respects;
(vi)    the Seller and the Buyer shall have received all other authorizations, consents, and approvals necessary to consummate the transactions contemplated in this Agreement, including, without limitation, those of governments and governmental agencies and any other Persons referred to in paragraphs 2.3 and 3.3;
(vii)    the Seller shall have received the other deliveries specified in paragraph 1.6(b); and
(viii)    all actions to be taken by the Buyer or Parent in connection with consummation of the transactions contemplated in this Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated in this Agreement shall be satisfactory in form and substance to the Seller.
The Seller may waive any condition specified in this paragraph 5.2 if it executes and delivers to the Buyer a written notice to such effect at or prior to the Closing.
6. Termination.
6.1    Termination of Agreement.
(a)    The Agreement may be terminated as follows:
(i)        the parties hereto may terminate this Agreement by mutual written consent at any time prior to the Closing;
(ii)        the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of five Business Days after the notice of breach or (B) the Buyer discovers during the course of its due diligence investigation any information, circumstance, fact or omission that it reasonably determines is likely, either by itself or when aggregated with any other information, circumstances, facts or omissions so discovered, to result in a Material Adverse Effect or (C) if the Closing shall not have occurred on or before December 31, 2016 (unless the failure results primarily from the Buyer or Parent itself breaching any representation, warranty, or covenant contained in this Agreement); and
(iii)        the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer or Parent has breached any material representation, warranty, or covenant contained in this Agreement, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of five Business Days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 2016 (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).
(b)    If any party terminates this Agreement pursuant to paragraph 6.1(a), all rights and obligations of the parties under this Agreement shall terminate without any Liability of any party to any other party (except for any Liability of any party then in breach).
7. Definitions.
“Acquired Assets” means all right, title, and interest in and to all of the assets of the Seller as set forth on the Closing Balance Sheet or otherwise used or useful in the conduct of the Business, including without limitation all of the (a) leaseholds and subleaseholds, and all related improvements, fixtures, and fittings, and easements, rights-of-way and other appurtenances to the Leased Premises, (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, other vehicles, trailers, tools and dies), (c) Intellectual Property (other than Retained Intellectual Property) and related goodwill, licenses and sublicenses granted and obtained with respect to Intellectual Property and related rights, remedies against infringements, and rights to protection of interests under the laws of all jurisdictions, (d) personal property leases, subleases, and related rights, (e) agreements, contracts, leases, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements and rights, (f) accounts, notes and other receivables, including receivables from Subsidiaries, (g) securities, including capital stock in Subsidiaries, (h) Cash (other than Excess Cash), claims, deposits, prepayments, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, and (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials; provided, however, that the Acquired Assets shall not include the Retained Assets.
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
“Assumed Liabilities” means the Liabilities set forth on the Closing Balance Sheet or arising out of or relating to the Business or the Acquired Assets, including without limitation all of the (a) trade accounts payable of the Seller to third parties in connection with the Business that remain unpaid as of the Closing, (b) obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, (c) obligations of Seller under manufacturer’s representation agreements to which the Seller is a party, (d) all obligations of the Seller under the Employee Plans and other arrangements with respect to any Transferred Employees, (e) any Liabilities relating to the SVB Loans and other funded debt, including overdrafts, (f) obligations for Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities for any taxable period ending after the Closing, and (g) all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Business and the Acquired Assets on or after Closing; provided, however that the Assumed Liabilities shall not include any of the Retained Liabilities.
“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
“Books and Records” shall mean (a) all records and lists of the Seller and its Subsidiaries pertaining to the Acquired Assets, (b) all records and lists pertaining to the Business, customers, suppliers or personnel of the Seller and its Subsidiaries, (c) all product, business and marketing plans of the Seller and (d) all books, ledgers, subledgers, trial balances, files, reports, plans, drawings and operating records of every kind maintained by the Seller, but excluding the originals of the Seller’s minute books, stock books, tax returns and accounting ledgers (provided that the Buyer will be provided copies of tax returns and accounting records if it so requests).
“Business” has the meaning set forth in the initial recital of this Agreement.
“Business Day” means any day other than Saturday, Sunday or any day that state and federal banks in Austin, Texas are required or authorized to close.
“Buyer” has the meaning set forth in the initial paragraph of this Agreement.
“Cash” means cash and cash equivalents (including marketable securities and short term investments).
“Closing” has the meaning set forth in paragraph 1.4.
“Closing Balance Sheet” means the unaudited balance sheet of the Seller as of the close of Business on the date immediately preceding the Closing Date, prepared by an officer of the Buyer or a certified public accountant acting as agent for the Buyer, prepared in accordance with GAAP applied consistently in accordance with the Seller’s past practice, adjusted to eliminate Retained Assets and Retained Liabilities and any impact of applying accounting treatment to reflect the transactions contemplated by this Agreement, and certified by an officer of the Buyer as set forth in the Closing Balance Sheet Certificate.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Employee Plans” means all plans, programs, or funds currently maintained or maintained at any time by Seller or any ERISA Affiliate within the five-year period ending on the Closing Date which are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA or “employee pension benefit plans” within the meaning of Section 3(2) of ERISA, including any multiemployer plan within the meaning of Section 3(37) of ERISA.
“Engineering Facility” means the approximately 12,150 square feet of rentable space leased by the Seller located at 11525 Stonehollow Drive, Suite 135, Austin, Texas, leased pursuant to that certain Lease Agreement dated March 12, 1996, as amended, between the Seller, as tenant, and TR Stonehollow Corp., as landlord.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, which is treated as a single employer with the Seller under Code Section 414 or under Title IV of ERISA.
“Excess Cash” means the amount of Cash, if any, of the Seller that exceeds the amount of Cash required to be included in the Acquired Assets in order for the amount of Net Assets to equal the Threshold Amount.
“Execution Date” has the meaning set forth in the initial paragraph of this Agreement.
“Financial Statements” has the meaning set forth in paragraph 2.7(b).
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Headquarters Facility” means the approximately 127,000 square feet of rentable space leased by the Seller located at 2128 W. Braker Lane, Austin, Texas, leased pursuant to that certain Lease Agreement dated September 27, 2000, as amended, between the Seller, as tenant, and Levy Braker 12 Associates, LLC, as landlord.
“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations of the same, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, including the name “Active Power” and the items set forth in paragraph 2.20 of the Seller Disclosure Schedule, together with all translations, adaptations, derivations, and combinations of the same and including all related goodwill, and all related applications, registrations, and renewals, (c) all copyrightable works, all copyrights, and all related applications, registrations, and renewals, (d) all mask works and all related applications, registrations, and renewals, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments of any of the items described above (in whatever form or medium).
“Knowledge” means actual knowledge after reasonable investigation.
“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) related to the Business or otherwise, including any liability for Taxes.
“Leased Premises” means the Headquarters Facility and the Engineering Facility.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement or pendency of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).
“Net Assets” means the Acquired Assets less the Assumed Liabilities, each as reflected on the Preliminary Balance Sheet or the Closing Balance Sheet, as the case may be.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Other Buyer Documents” has the meaning set forth in paragraph 3.2.
“Other Seller Documents” has the meaning set forth in paragraph 2.2.
“Parent” has the meaning set forth in the initial paragraph of this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or any other entity.
“Pre-Closing Balance Sheet” has the meaning set forth in paragraph 2.7(d).
“Preliminary Balance Sheet” means the unaudited balance sheet of the Seller as of the close of Business on the last day of the month immediately preceding the Closing Date, prepared by an officer of the Seller or a certified public accountant acting as agent for the Seller, prepared in accordance with GAAP applied consistently in accordance with the Seller’s past practice, adjusted to eliminate Retained Assets and Retained Liabilities and any impact of applying accounting treatment to reflect the transactions contemplated by this Agreement, and certified by an officer of the Seller as set forth in the Preliminary Balance Sheet Certificate.
“Purchase Price” has the meaning set forth in paragraph 1.3.
“Retained Assets” means the following assets and properties of the Seller that shall be retained by Seller and excluded from the Acquired Assets: (i) Excess Cash, (ii) the Retained Intellectual Property, (iii) the Seller’s net operating losses and other tax attributes for United States federal and state income tax purposes, (iv) any contractual rights related to the Retained Employees, (v) the Seller’s existing directors’ and officers’ insurance policies together with any prepaid premiums thereunder, (vi) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, and (vii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller and the Buyer or Parent entered into on or after the date of this Agreement).
“Retained Employees” means Mark A. Ascolese and James A. Powers.
“Retained Intellectual Property” means the Intellectual Property of Seller described in paragraph 7 of the Seller Disclosure Schedule.
“Retained Liabilities” means the following Liabilities of the Seller: (i) any Liabilities of Seller for United States federal and state income and transfer Taxes of Seller, including, without limitation (A) any Taxes arising as a result of or in connection with the consummation of the transactions contemplated in this Agreement and the Other Seller Documents, and (B) any Liabilities of the Seller for unpaid United States federal and state Taxes with respect to periods prior to the Closing for which the return is due after the Closing, (ii) any Liabilities or obligations of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (iii) any Liabilities related to the Retained Assets, (iv) any Liabilities related to the Retained Employees, and (v) any other obligations of the Seller under this Agreement (or under any side agreement between the Seller and the Buyer or Parent entered into on or after the date of this Agreement).
“Seller Disclosure Schedule” has the meaning set forth in part 2.
“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
“Seller” has the meaning set forth in the initial paragraph of this Agreement.
“Subsidiaries” has the meaning set forth in paragraph 2.6.
“SVB” means Silicon Valley Bank.
“SVB Loans” means the outstanding loans made to the Seller by SVB pursuant to a Second Amended and Restated Loan and Security Agreement dated August 5, 2010, as amended to date.
“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment to, and any amendment of, the same.
“Threshold Amount” means $5,000,000.
8. Miscellaneous.
8.1    Non-Survival of Representations and Warranties. All of the representations and warranties of the parties contained in the Agreement shall terminate as of the Closing Date, except that this paragraph 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance in whole or in part after the Closing.
8.2    Expenses. Except as and to the extent specifically provided in this Agreement, each of the Buyer, Parent and the Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated in this Agreement.
8.3    Further Assurances. Each of the Buyer and the Seller shall, at any time and from time to time after the Closing, upon request by the other party and without further consideration, execute and deliver such instruments of transfer or other documents and take such further action as may be reasonably required in order to fully consummate the acquisition of the Acquired Assets and assumption of the Assumed Liabilities by the Buyer in accordance with this Agreement.

8.4    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.
8.5    Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate to the subject matter of this Agreement.
8.6    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other party; provided, however, that the Buyer may (i) assign any or all of its rights and interests under this Agreement to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases the Buyer shall remain responsible for the performance of all of their obligations under this Agreement).
8.7    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
8.8    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.9    Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered in writing personally or by telex, facsimile transmission, telegram or overnight delivery service, with confirmation of receipt, or 72 hours after having been mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to each party at the address indicated below (or to such other address of which the parties may have given notice):
The Seller:
Active Power, Inc.
2128 West Braker Lane, BK 12
Austin, Texas 78758
Attn: Mark A. Ascolese, President & CEO

with a copy to:    DuBois Bryant & Campbell, LLP
303 Colorado, Suite 2300
Austin, Texas 78701
Attn: J. Nixon Fox, Partner
The Buyer or Parent:

Langley Holdings plc
Enterprise Way, Retford
Nottinghamshire, DN22 7HH, United Kingdom
Attn:    Bernard A. Watson, Group Commercial Director

with a copy to:    Graves, Dougherty, Hearon & Moody, P.C.
401 Congress Avenue, Suite 2200
Austin, Texas 78701
Attn: Cliff Ernst, Shareholder

8.10    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Parent and the Seller. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
8.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
8.12    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated under such statute or law, unless the context requires otherwise. The word “including” shall mean including without limitation.
8.13    Incorporation of Exhibits and the Seller Disclosure Schedule. The Exhibits and the Seller Disclosure Schedule identified in this Agreement are incorporated by reference and made a part of the Agreement.
8.14    Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of the Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any state or federal court in the United States having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.
8.15    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.
(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF AUSTN AND COUNTY OF TRAVIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.19(c).
8.16 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the Execution Date.
THE SELLER:
ACTIVE POWER, INC.
By:    /S/ Mark A. Ascolese______________
Mark A. Ascolese, President and CEO

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Asset Purchase Agreement

THE BUYER:
PILLER USA, INC.
By:    /S/ A. C. Dyke___________________
A. C. Dyke, Chairman

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Asset Purchase Agreement

PARENT:
LANGLEY HOLDINGS, PLC
By:    /S/ B. J. Langley_________________
B.J. Langley, Director

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Asset Purchase Agreement